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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1.  Name and Address of Reporting Person*

    Loosmore                  N.                    Bert
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   (Last)                   (First)               (Middle)

    c/o I.D. Systems, Inc.
    One University Place
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                                   (Street)

    Hackensack,                     NJ                                07601
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  (City)                          (State)                             (Zip)
--------------------------------------------------------------------------------
2.  Issuer Name and Ticker or Trading Symbol

    I.D. Systems, Inc. (IDSY)

--------------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

     December 2001
--------------------------------------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

       [X] Director                    [ ]       10% Owner
       [ ] Officer (give title below)  [ ]       Other (specify below)

--------------------------------------------------------------------------------
7.  Individual or Joint/Group Filing  (Check Applicable Line)

        [X]   Form filed by One Reporting Person
        [ ]   Form filed by More than One Reporting Person

--------------------------------------------------------------------------------

           Table I-- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned


                                      2.          3.            4.                                        6.
                                      Trans-      Trans-        Securities Acquired (A)    5.              Owner-
                                      action      action        or Disposed of (D)         Amount of       ship         7.
                                      Date        Code          (Instr. 3, 4 and 5)        Securities      Form:        Nature of
                                                  (Instr. 8)    -----------------------    Beneficially    Direct       Indirect
                                                  ----------                               Owned at        (D) or       Beneficial
1.                                    (Month/                             (A)              End of Month    Indirect     Owner-
Title of Security                     Day/                       Amount   or   Price       (Instr. 3       (I)          ship
(Instr. 3)                            Year)       Code     V              (D)              and 4)          (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          12/13/01    S              12,500   D    $9.1504     562,947          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person, see Instruction
4(b)(v).                                                                  (0ver)

                                                                 SEC 1474 (7-96)

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------

1.           2.        3.        4.         5.             6.                7.                8.       9.         10.      11.
Title of     Conver-   Trans-    Trans-     Number of      Date Exer-        Title and Amount  Price    Number     Owner-   Nature
Derivative   sion      action    action     Derivative     cisable and       of Underlying     of       of deriv-  ship     of
Security     of        Date      Code       Securities     Expiration Date   Securities        Deriv-   ative      Form of  Indirect
(Instr. 3)   Exer-               (Instr.    Acquired (A)   (Month/Day/Year)  (Instr. 3 and 4)  ative    Secur-     Deriv-   Benefi-
             cise      (Month/   8)         or Disposed    ----------------  ----------------  Secur-   ities      ative    cial
             Price     Day/      -------    (Instr. 3,                                         ity      Bene-      Secur-   Owner-
             of        Year)     Code  V    4, and 5)                                          (Instr.  ficially   ity:     ship
             Deriv-                         -----------    Date     Expira-          Amount    5)       Owned      Direct   (Instr.
             ative                          (A)    (D)     Exer-    tion     Title   or                 at End     (D) or   4
             Secur-                                        cisable  Date             Number             Month      Indirect
             ity                                                                     of                 (Instr.    (I)
                                                                                     Shares             4)         (Instr.
                                                                                                                   4)
------------------------------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                     By: /s/ N. Bert Loosmore                    January 7, 2002
                         ---------------------------------      ----------------
                         ** Signature of Reporting Person             Date
                             N. Bert Loosmore

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.